UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 21, 2010

SanDisk Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26734 (Commission File No.)	77-0191793 (I.R.S. Employer Identification No.)

601 McCarthy Boulevard, Milpitas, California  95035

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 801-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

End of Year Retirement of Dr. Harari as Chief Executive Officer

On July 21, 2010, Dr. Eli Harari, the Chairman of the Board of Directors and Chief Executive Officer of SanDisk Corporation (the “Registrant”) informed the Registrant’s Board of Directors (the “Board”) that he will retire as the Registrant’s Chief Executive Officer and as a director, as of December 31, 2010.  Until then, Dr. Harari will continue to serve as Chairman of the Board and as Chief Executive Officer.  Thereafter, Dr. Harari will serve as a consultant to the Registrant for a two-year period beginning January 1, 2011.  Under Dr. Harari’s consulting agreement, Dr. Harari will perform consulting services for the Registrant, including technical advice and such other services as may be mutually determined with the Registrant’s then-current Chief Executive Officer for a fee of $50,000 per year plus reimbursement of reasonable expenses.

In connection with Dr. Harari’s retirement, the Board, upon recommendation of the Compensation Committee, entered into an agreement with Dr. Harari  (the “Harari Agreement”), providing for various payments  in consideration of his services to the Company and for (i) his agreement to assign to the Registrant any intellectual property relating to the Registrant’s business that he creates during the two years following his resignation, (ii) his agreement to non-competition and non-solicitation covenants for two years following his resignation, and (iii) his agreement to serve as a consultant to the Registrant under the terms of the consulting agreement described above for two years following his resignation or until a change in control of the Company.

The Harari Agreement provides that Dr. Harari will receive a payment in the amount of $3,000,000 before taxes on December 31, 2010 in consideration of the foregoing, and provides that unvested stock options and restricted stock units (“RSUs”) held by Dr. Harari that vest solely on the passage of time will continue to vest on their current schedule over the term of his consulting agreement provided that he continues to provide service to the Registrant.  Any performance–based awards that have not vested as of December 31, 2010 shall be cancelled.  On December 31, 2012, or upon a change in control of the Company if earlier, all remaining unvested stock options and RSUs will vest in full, and Dr. Harari will then have 90 days to exercise the vested equity awards.  In connection with these modified vesting provisions, the Registrant expects to incur a non-cash charge in the fourth quarter of its fiscal year ending January 2, 2011 of approximately $11 million to $13 million, subject to future market conditions including but not limited to the Registrant’s stock price.  Further, the Harari Agreement provides that the Registrant will provide Dr. Harari and his spouse with lifetime health benefits substantially equal to those presently provided through a one-time lump sum payment to Dr. Harari of $476,000 net of taxes on December 31, 2010; the total cost to the Registrant is estimated to be approximately $950,000.

End of Year Appointment of Sanjay Mehrotra as Chief Executive Officer; Immediate Appointment to the Board

In light of Dr. Harari’s retirement, the Board appointed Sanjay Mehrotra, the Registrant’s current President and Chief Operating Officer, as the Registrant’s President and Chief Executive Officer, effective January 1, 2011.

In furtherance of this management transition, the Board, upon the recommendation of the Nominating and Governance Committee, also appointed Mr. Mehrotra to serve as a director of the Registrant, effective July 21, 2010.  Mr. Mehrotra was not selected as a director pursuant to any arrangement or understanding between him and any other person.  There are no relationships or related persons transactions between the Registrant and Mr. Mehrotra reportable under Item 404(a) of Regulation S-K.  Mr. Mehrotra is not an independent director as defined under SEC rules or the listing standards of the NASDAQ Global Market and has not been appointed to serve on any committee of the Board other than he will join the Registrant’s Special Option Committee.

Mr. Mehrotra co-founded the Registrant in 1988 with Dr. Harari and has been the Registrant’s President since June 2006 and Chief Operating Officer since 2001.  Mr. Mehrotra has previously served as the Registrant’s Executive Vice President, Vice President of Engineering, Vice President of Product Development, and Director of Memory Design and Product Engineering.  Mr. Mehrotra has 30 years of experience in the non-volatile semiconductor memory industry including engineering and management positions at the Registrant, Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation.  Mr. Mehrotra earned B.S. and M.S. degrees in Electrical Engineering and Computer Sciences from the University of California, Berkeley.  He also holds several patents and has published articles in the area of non-volatile memory design and flash memory systems.  Mr. Mehrotra currently serves on the board of directors of Cavium Networks, a provider of highly integrated semiconductor processors, and on the Engineering Advisory Board of the University of California, Berkeley.

In connection with Mr. Mehrotra’s appointment as Chief Executive Officer, the Board, upon the recommendation of the Compensation Committee, approved certain changes to Mr. Mehrotra’s compensation, effective upon his promotion to Chief Executive Officer on January 1, 2011.  At such time, Mr. Mehrotra’s revised compensation package will include (i) a base salary of $800,000, (ii) a cash incentive opportunity for fiscal 2011 equal to 125% of base salary, (iii) effective January 3, 2011, an equity promotion/annual grant of (A) an option to purchase 270,000 shares of the Registrant’s common stock and (B) a restricted stock unit (“RSU”) for 60,000 shares of the Registrant’s common stock, with the option vesting over 4 years with 25% vesting on the first anniversary of the grant date and the remainder vesting in 12 equal quarterly installments over the three year period thereafter; and the RSU vesting in four equal annual installments, with the first such installment occurring on the first anniversary of the effective date of grant (in all cases, provided that Mr. Mehrotra continues to provide service to the Registrant during such period); (iv) a revised change of control agreement which in the event that Mr. Mehrotra is terminated without cause or resigns for good reason three months prior to, or 18 months after, a change of control of the Registrant, grants Mr. Mehrotra , a cash payment equal to two times base salary plus target bonus, full acceleration of all outstanding equity awards and a period of 12 months post-termination to exercise vested equity awards, up to 24 months of medical coverage paid by the Registrant and 12 months of executive-level outplacement services; (v) a severance agreement (applicable in the absence of a change of control), whereby, in the event of an involuntary termination, Mr. Mehrotra will receive two times his annual base salary, his pro rated bonus based upon actual performance against the applicable performance goals for the relevant period, two years of accelerated vesting of all outstanding equity awards and a period of 12 months post-termination to exercise vested equity awards, 12 months of executive-level outplacement services, and up to 24 months of medical coverage paid by the Registrant, (vi) certain non-competition and non-solicitation arrangements, and (vii) certain other compensatory features to reflect Mr. Mehrotra’s increased responsibilities.

  The foregoing descriptions of the agreements entered into with each of Dr. Harari and Mr. Mehrotra  are qualified in their entirety by reference to the applicable agreements, which will be filed as exhibits to the Registrant’s quarterly report on Form 10-Q for the quarter ending October 3, 2010.

End of Year Appointment of Michael Marks as Chairman of the Board

In light of Dr. Harari’s retirement, the Board appointed Michael E. Marks, an independent director of the Registrant, to succeed Dr. Harari as the Registrant’s Chairman of the Board, effective January 1, 2011.  Mr. Marks has served as an independent director of the Registrant since August 2003.  Since March 2007, Mr. Marks has managed a private equity fund called Riverwood Capital, LLC (formerly Bigwood Capital), which invests in rapidly growing private companies in North America and in emerging markets.  From August to November 2007, Mr. Marks held the position of interim Chief Executive Officer at Tesla Motors, Inc., a company producing electric sports cars.  Prior to Riverwood Capital, LLC, Mr. Marks was a senior adviser, from January 2007 to March 2007, and member, from January 2006 until January 2007, of Kohlberg Kravis Roberts & Co., a private equity firm.  From January 1991 to January 2006, Mr. Marks served in various roles at Flextronics, Inc., a producer of advanced electronic manufacturing services, including as its Chief Executive Officer, director and Chairman of the Board of Directors.  Mr. Marks currently serves as a director of Schlumberger Limited, an oil services company, Calix Networks, Inc., a provider of broadband communications access systems and software for copper and fiber-based network architectures, several private boards and The V Foundation for Cancer Research.  Mr. Marks received a B.A. and a M.A. from Oberlin College and a M.B.A. from Harvard Business School.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 21, 2010, the Board approved an amendment to Article III, Section 1 of the Registrant’s Amended and Restated Bylaws to increase the size of the Board from nine to ten members to facilitate Mr. Mehrotra’s appointment to the Board.  This description of the amendment is not complete and is qualified in its entirety by reference to the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description of Document
3.1	Amended and Restated Bylaws of SanDisk Corporation dated July 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2010
SANDISK CORPORATION

	By:	/s/ Judy Bruner
	Name:	Judy Bruner
	Title:	Executive Vice President, Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1	Amended and Restated Bylaws of SanDisk Corporation dated July 21, 2010.